SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8–K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15 (d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of Earliest Event Reported): July 27, 2007
Penson Worldwide, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-32878 (Commission File Number)	75-2896356 (IRS Employer Identification No.)

1700 Pacific Avenue, Suite 1400, Dallas, Texas (Address of Principal Executive Offices)	75201 (Zip Code)
Registrant’s telephone number, including area code 214-765-1100
Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14-12(b))
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Item 1.01 Entry into a Material Definitive Agreement.
     On July 27, 2007, Penson Financial Services, Inc. (“PFSI”), the domestic securities clearing subsidiary of Penson Worldwide, Inc. (the “Company”), finalized Schedule E (“Schedule E”) to the Remote Processing Agreement between PFSI and SunGard Financial Systems LLC (“SunGard”) dated July 10, 1995, as amended (the “Processing Agreement”), as was originally contemplated in the Amendment to the Processing Agreement dated July 25, 2006. Schedule E to the Processing Agreement adds a service level addendum that sets forth certain minimum performance standards to be met by SunGard. The addendum provides that, should SunGard fail to meet certain specified performance standards, PFSI could receive credits against up to 5% of the monthly minimum fee due to SunGard for the month in which the performance standards are not met. The addendum also allows PFSI the right to terminate the Processing Agreement in the event that PFSI loses access to SunGard’s Phase3 System for an extended period of time or experiences a significant delay in the replication of subscribed data on a cumulative or continuous basis.
     In addition on July 31, 2007, the Company entered into the Fourth Amendment (the “Amendment”) to its Credit Agreement, dated as of May 26, 2006 (the “Credit Agreement”), with Guaranty Bank, as Administrative Agent, Swing Line Lender, Arranger and Letter of Credit Issuer, Wachovia Bank, N.A., as Documentation Agent, and the other lenders party thereto, as amended by the First Amendment between the Company and Guaranty Bank dated as of September 29, 2006, the Second Amendment between the Company and Guaranty Bank dated as of February 16, 2007 and the Third Amendment between the Company and Guaranty Bank dated as of April 5, 2007. The Amendment, among other things, permits the Company to repurchase up to $25,000,000 of its common stock, revises the permitted acquisitions definition so that the Company is only required to provide pre-acquisition notice of any new acquisitions if the cash portion of the consideration relating to such acquisitions, together with any other acquisitions in such fiscal year, exceeds $10,000,000 and reduces the number of days of required notice prior to an acquisition.
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PENSON WORLDWIDE, INC.
Date: August 2, 2007	/s/ Kevin W. McAleer
	Name:	Kevin W. McAleer
	Title:	Senior Vice President and Chief Financial Officer